UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina	27587
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 28, 2014, Christopher T. Hutter informed the Company that he intends to resign his positions as Executive Vice President, Chief Financial Officer, Secretary and Treasurer of PowerSecure International, Inc., a Delaware corporation (the “Company”), effective as of early November 2014, after the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2014 is filed, to commence a new opportunity.

(c) On September 2, 2014, the Board of Directors of the Company (the “Board”) appointed Eric Dupont as Executive Vice President of Finance and Administration of the Company. Mr. Dupont, age 41, joined the Company in March 2013 as Vice President, Finance of PowerSecure, Inc., a Delaware corporation and wholly-owned subsidiary of the Company. Prior to joining the Company, Mr. Dupont served from June 2008 to February 2013 in a variety of positions with Lime Energy Co., an energy services company based on Huntersville, North Carolina, including ultimately as Vice President of Operations. From 2004 through June 2008, Mr. Dupont served as Chief Financial Officer of Applied Energy Management, Inc., a Cornelius, North Carolina based energy efficiency services company, which was acquired by Lime Energy Co. in June 2008. From 1998 through 2004, he served as the Director of Structured Finance for Ameresco, Inc., formerly DukeSolutions, Inc., a Duke Energy subsidiary. He also worked for KPMG Peat Marwick LLP from 1995 through 1998 as a Supervising Senior. He graduated Cum Laude with a Bachelor of Science in Business Administration from Appalachian State University and holds a master’s degree in taxation from the University of Denver.

The Compensation Committee will establish Mr. Dupont’s base salary, bonus arrangements and other employment terms in due course.

The Company issued a press release on September 4, 2014 announcing Mr. Dupont’s appointment as Executive Vice President of Finance and Administration. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of PowerSecure International, Inc., issued September 4, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Sidney Hinton
Sidney Hinton
President and Chief Executive Officer

Dated: September 4, 2014

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